COMPANY PRESS RELEASE

Superior Energy Files 10-K for Fiscal 1999

HARVEY, La.--(BUSINESS WIRE)--March 30, 2000--Superior Energy Services, Inc. (NASDAQ:SESI-new) today announced it has filed its Form 10-K for the fiscal year ended December 31, 1999.

On July 15, 1999, Cardinal Holding Corp. merged with and into a wholly-owned Superior subsidiary. The merger was treated for accounting purposes as an acquisition of Superior by Cardinal and, accordingly, all historical numbers presented herein for periods prior to July 15, 1999 represent the results of Cardinal on a stand alone basis. The results of the fourth quarter ended December 31, 1999 include three months of Cardinal and Superior as well as two months of Production Management which was acquired November 1, 1999. The results for the quarter ended December 31, 1998 are Cardinal alone. The results for the twelve months ended December 31, 1999 include twelve months of Cardinal, five and a half months of Superior and two months of Production Management. The results for the twelve months ended December 31, 1998 are Cardinal alone. Analyzing prior period results to determine or estimate the combined operating potential will be difficult at best and perhaps meaningless given the fact that Cardinal, prior to the merger, incurred substantial non-cash and extraordinary charges during the last few years associated with a reorganization and recapitalization. Beginning in the first quarter of 2000, the Company's financial results will include Superior, Cardinal and Production Management for the entire quarter.

For the quarter ended December 31, 1999, revenues were $44.1 million resulting in net income of $1.8 million or $0.03 earnings per diluted share. For the twelve months ended December 31, 1999, the company generated revenues of $113.1 million resulting in a loss before extraordinary charges of $2 million or $0.11 loss per diluted share.

Commenting on the results, Terence E. Hall, President and Chief Executive Officer, stated, ``Industry conditions steadily improved in the fourth quarter until holiday interruptions and adverse weather set in during the last weeks of December. All of our business segments improved accordingly. We successfully completed the integration of Cardinal and closed the previously announced Production Management acquisition. The combined company is heavily focused on providing a complete package of production related services to our customers and is well positioned to take advantage of the expected recovery in 2000.''

There is a correction in the application of the earnings per share rules as it relates to periods prior to Superior's acquisition of Cardinal Holding Corp. There has been no change to the previously reported net loss, however the net loss per share for 1999 and 1998 has changed due to Cardinal's operations on a stand alone basis prior to the acquisition. There is no change to the 1999 fourth quarter results reflecting Superior's first complete quarter of results following the Cardinal acquisition. As part of Superior's financial review process and review by its independent auditors of Superior's 1999 third quarter results and the original release, the auditors subsequently indicated that the weighted average shares outstanding prior to giving effect for accounting purposes to Superior's reverse acquisition of Cardinal should be recalculated. In addition, the reported net loss, for purposes of calculating earnings per share, is adjusted for preferred stock dividends distributed by Cardinal prior to the date of the merger. Other than the change to earnings per share for periods prior to the merger, there are no changes to the results of operations or financial condition previously reported.

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore construction and maintenance services, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

CONTACT:
     Superior Energy Services Inc., Harvey
     Terence Hall, Robert Taylor or Greg Rosenstein
     504/362-4321